UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/20/2006

Repros Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15281

Delaware	76-0233274
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380
(Address of principal executive offices, including zip code)

(281) 719-3400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

Repros Therapeutics Inc. (the "Company") announced in a press release on December 20, 2006 the interim results of a U.S. Phase 3 study of Androxal(TM), an oral drug that restores normal testicular function, for the treatment of testosterone deficiency in men with secondary hypogonadism. The Company has closed enrollment in the trial at 194 patients. These results suggest that, at this time in the study, treatment with Androxal results in a statistically significant increase in mean testosterone. Further, Androxal demonstrates non-inferiority in all parameters measured, in all the primary endpoints of the study, compared to Androgel(R), a commercially available testosterone replacement cream marketed for the treatment of low testosterone.

On December 21, 2006, the Company announced interim results of a U.S. Phase 2 study of Proellex(TM) an oral drug being developed to relieve symptoms of uterine fibroids. The Company has closed enrollment in the trial at 128 patients. Interim results from this study suggest that treatment with Proellex results in a statistically highly significant improvement in multiple symptoms associated with uterine fibroids.

        A copy of the Company's press releases are attached hereto as Exhibits 99.1 and 99.2. The press releases are incorporated by reference herein and the foregoing descriptions of the press releases are qualified in their entirety by reference to the attached exhibits.

Item 9.01.    Financial Statements and Exhibits

c. Exhibits
Exhibit
Number                Description
99.1                        Press Release regarding Androxal(TM) dated December 20, 2006.

99.2                        Press Release regarding Proellex(TM) dated December 21, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.

Date: December 21, 2006	By:	/s/ Louis Ploth Jr
Louis Ploth Jr
Vice President, Business Development and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release regarding Androxal(TM) dated December 20, 2006.
EX-99.2	Press Release regarding Proellex(TM) dated December 21, 2006.